Exhibit 99.2

Lion Biotechnologies Raises Approximately $100 Million in Private Placement

NEW YORK, NY – June 3, 2016 - Lion Biotechnologies, Inc. (NASDAQ: LBIO) today announced that it has entered into a securities purchase agreement with institutional and other accredited investors under which the investors have agreed to purchase a total of 9,684,000 shares of common stock and approximately 11,368,500 shares of newly authorized Series B Preferred Stock in a private placement for aggregate gross proceeds of approximately $100.0 million. The purchase price will be $4.75 for each share of common stock and $4.75 for each share of Series B Preferred Stock. The offering is expected to close on or about June 7, 2016, subject to customary closing conditions.

Each share of Series B Preferred Stock will become convertible into one share of common stock, subject to the approval of the company’s stockholders in accordance with The NASDAQ Global Market rules. The Series B Preferred Stock is non-voting.

The offer and sale of the foregoing securities are being made in a transaction not involving a public offering and have not been registered under the Securities Act of 1933, as amended, or applicable under state securities laws. Accordingly, the securities may not be reoffered or resold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act and such applicable state securities laws. As part of the transaction, the company has agreed to file a registration statement with the Securities and Exchange Commission for purposes of registering the resale by the investors of the shares of common stock purchased by the investors, as well as the shares of common stock issuable upon the conversion of the Series B Preferred Stock purchased, assuming the shares become convertible as described above.

This press release is issued pursuant to Rule 135c under the Securities Act and does not constitute an offer to sell or the solicitation of an offer to buy the securities, nor shall there be any sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state. Any offering of the securities under any resale registration statement will only be by means of a prospectus.

Safe Harbor / Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the proposed transaction. The closing of the transaction is subject to customary closing conditions, and there can be no assurance that the closing will occur as planned. These forward-looking statements are subject to risks and uncertainties, including the company’s inability to close the private placement, to file the required registration statement, and the other risks detailed from time to time in our filings with the Securities and Exchange Commission, and represent our views only as of the date they are made and should not be relied upon as representing our views as of any subsequent date. We do not assume any obligation to update any forward-looking statements except as required by law.

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Investor Relations Contact:

Sarah McCabe

Stern Investor Relations

Office: 212-362-1200

sarah@sternir.com

Media Relations Contact:

Jody LoMenzo

inVentiv Health Public Relations

jody.lomenzo@inventivhealth.com

Office: 212-364-0458

Mobile: 646-866-1721